Filed pursuant to 424(b)(5)
Registration No. 333-183689

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2012

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 12, 2012)
________ Shares

YOU On Demand Holdings, Inc.

Common Stock

We are offering to sell _________ shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is quoted on the Nasdaq Capital Market under the symbol “YOD.” The last reported sale price of our common stock on November 13, 2012 was $3.45 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-13 of this prospectus supplement.

The aggregate market value of our outstanding common stock held by non-affiliates is $26,128,879 based on 11,827,827 shares of outstanding common stock, of which 7,573,588 are held by non-affiliates, and a per share price of $3.45 based on the closing sale price of our common stock on November 13, 2012. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to us (before expenses)	$	$

(1) Does not include reimbursement of certain underwriter expenses. For a full description of all items of value to be paid to the underwriters, see “Underwriting—Conflict of Interest”.

We have agreed to pay to the underwriters a fee equal to 8% of the aggregate sales price of the shares of our common stock sold in this offering, which fee is to be paid by means of a discount from the offering price to purchases in the offering. In addition, we have agreed to reimburse the underwriter for all of its agreed-upon, actual and out-of-pocket expenses, including but not limited to reasonable and documented travel, legal fees and other expenses (up to a maximum of $90,000 for all legal fees), incurred in connection with the offering, whether or not the offering is completed, subject to presentation of appropriate documentation evidencing such out-of-pocket expenses. In the event that our agreement with the underwriter is terminated prior to the consummation of this offering, the underwriter will only be entitled to the reimbursement of out-of-pocket expenses.

Delivery of the shares of common stock is expected to be made on or about _________, 2012. We have granted the underwriters an option for a period of 30 days to purchase an additional _________ shares of our common stock from us to cover overallotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $_________________ and our total proceeds before expenses, will be $_____.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Chardan Capital Markets LLC	National Securities Corporation	Maxim Group LLC

The date of this prospectus supplement is _________, 2012

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus to which it relates and any free writing prospectus that we may authorize to be provided to you.  We have not, and the underwriters have not, authorized anyone else to provide you with additional or different information.  We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of securities hereunder.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction.  Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

ABOUT THIS PROSPECTUS SUPPLEMENT

On August 31, 2012, we filed with the SEC a registration statement on Form S-3 (File No. 333-183689) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on September 12, 2012.  Under this shelf registration process, we may, from time to time, sell up to $50 million in the aggregate of common stock, preferred stock, debt securities, warrants and units.

This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and warrants and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering or the specific terms of the securities offered varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any applicable free writing prospectus, and the documents that we have filed with the SEC that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of such term in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” in this prospectus supplement and the accompanying prospectus and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement or in any report incorporated by reference in this prospectus supplement and the accompanying prospectus. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product and service development, competitive strengths, intellectual property rights, future market acceptance of our products, financing activities, ongoing contractual obligations and business development and marketing and sales efforts. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Additional disclosures regarding factors that could cause our results and performance to differ from historical or anticipated results or performance are discussed in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus, or in the reports incorporated by reference into this prospectus supplement and accompanying prospectus. You are urged to carefully review and consider the various disclosures made by us in those documents before making any investment decision. The forward-looking statements speak only as of the date made and we disclaim any obligation to provide updates, revisions or amendments to any forward-looking statements to reflect changes in our expectations or future events.

PROSPECTUS SUMMARY

This summary highlights information about us and the offering contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that may be important to you. You should carefully read the entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, before making an investment decision, especially the information presented under the heading “Risk Factors” beginning on page S-13 of this prospectus supplement, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, and our consolidated financial statements which are incorporated by reference.

Company Overview

We operate in the Chinese media segment, through our Chinese subsidiaries and variable interest entities, or VIEs, (1) a business which provides integrated value-added service solutions for the delivery of pay-per-view, or PPV, video on demand, VOD, and enhanced premium content for cable providers, (2) a cable broadband business based in the Jinan region of China and (3) a television program guide, newspaper and magazine publishing business based in the Shandong region of China.

Through our VIE, Sinotop, and it’s 80% owned operating joint venture Zhong Hai Video, we provide integrated value-added service solutions for the delivery of PPV, VOD, and enhanced premium content for cable providers.  Zhong Hai Video's revenue will be derived primarily from a VOD model, consisting of a fee to view movies, popular titles and live events.

Through our VIE, Jinan Broadband, we provide cable and wireless broadband services, principally internet services, Internet Protocol Point wholesale services, related network equipment rental and sales, and fiber network construction and maintenance.  Jinan Broadband’s revenue consists primarily of sales to our PRC-based internet consumers, cable modem consumers, business customers and other internet and cable services.

Through our 30% owned Shandong Media, we operate our publishing business, which includes the distribution of periodicals, the publication of advertising, the organization of public relations events, the provision of information related services, copyright transactions, the production of audio and video products, and the provision of audio value added communication services. Shandong Media's revenue consists primarily of sales of publications and advertising revenues. As discussed in Note 5 to the unaudited consolidated financial statements, the Company has deconsolidated the net assets of Shandong Media as of July 1, 2012 and accounts for the remaining 30% interest in Shandong Media by the equity method.

Our Pay-Per-View and Video On Demand Business

Through the acquisition of Sinotop Hong Kong and its VIE Sinotop Beijing, we have an exclusive 20-year joint venture with CCTV’s 6's China Home Cinema, or CHC, to become the first national Pay-Per-View (PPV) and Video On Demand (VOD) platform in China.  We operate under a national government license obtained by CHC to serve as their exclusive agent in the PRC, for operating and marketing PPV, Transactional Video On Demand, or TVOD, Subscription Video On Demand, or SVOD, Near Video On Demand, or NVOD, and related Value-Added Services, or VAS.  Our platform and services include content and distribution agreements, governmental partnerships and approvals, infrastructure, encoding and transcoding, metadata management, marketing services, research and data.  Our core revenues will be generated from both a one-time fee for our TVOD services, as well as a monthly fee for our SVOD services.

We are China’s most sophisticated aggregator of VOD content, offering a suite of services modeled after the most successful VOD platforms in the world.  Led by extensive industry experience and comprehensive analyses of consumer viewing habits, our TVOD and SVOD services are designed to maximize buys and revenue.  We currently provide cable television household subscribers the ability to view the best Hollywood titles, high-grossing domestic content and other popular movies, such as The Avengers.  Our platforms provide viewers with access to the top selection of quality content during the earliest possible VOD windows for the best viewing experience with full DVD-like control.  Top tiles are available in high definition with select content also available in 3D.  We will also offer free content including trailers, behind-the-scenes footage, celebrity interviews and more.

We currently have distribution agreements with Warner Bros. Entertainment, Disney Media Distribution, Paramount Pictures, NBCUniversal, Miramax, Lionsgate, Magnolia Pictures, Screen Media Ventures, Gravitas Ventures, 3Net, Digitrax Entertainment LLC, K2 Communications and Film Buff.  We currently reach 7.2 million cable television homes, having distribution agreements with Jinan Cable, Cixi Cable, Jilin Cable, Dalian Tiantu Cable and Hubei Cable.  In addition, we plan to expand our content offering to include YOU 3D, YOU TV, YOU Kids, YOU Sports, YOU Music, YOU Karaoke and YOU Events.  Currently, there is no other provider offering VOD or SVOD services on a national level in China.

China is the largest cable TV market in the world with 400 million total TV households and 202 million cable TV households with an untapped potential for premium content.  China expects to be twice the size of the United States in terms of digital households by 2015. With the increase of middle class income and greater disposable budgets, we anticipate seeing greater demand for entertainment, including movies, concerts and sporting events. This projection has been reflected through box office receipts, up 29% in 2011 from 2010 according to China’s Film Bureau, and the exploding sales of flat screen televisions, with total television shipments to China increasing 19% in 2011, and 90% of all current televisions in the region being LCD, according to NDP Display Research. Premium content remains scarce in the market and we believe the key opportunity for growth is in China’s next generation broadcasting initiatives, which is expected to power 200 million digital cable customers with high definition television, internet and 2-way interactive service capability by 2020, according to the Chinese State Administration of Radio, Film and Television.

Our Broadband Business

Jinan Guangdian Jia He Digital Television Co., Ltd., or Jinan Parent, the entity that sold 51% of its cable broadband business to us, is an emerging cable TV consolidator and operator in China’s cable broadband market.   Jinan Broadband, which is 49% owned by Jinan Parent and 51% owned by Beijing China Broadband Network Technology Co., Ltd., or wholly foreign owned entity, or WFOE, is operated in accordance with a cooperation agreement and one or more operating agreements, including an exclusive service agreement.  Jinan Broadband operates out of its base in Shandong where it has an exclusive cable broadband deployment partnership and exclusive service agreement with Jinan Radio & Television Network, or Networks Center, the only cable TV operator in Jinan.  Pursuant to the exclusive service agreement, Jinan Broadband, Jinan Parent and Networks Center cooperate and provide each other with technical services related to their respective broadband, cable and internet content-based businesses.

We believe that we compete on the basis of more favorable rates and our ability to provide a variety of interactive media services through a partnership with Networks Center.  Finally, cable enjoys a high household penetration rate in urban areas and our internet service is competitively fast and reliable.  (See www.jinan.gov.cn ).  The broadband internet business in China has limited competition, since we were granted an exclusive service agreement with Jinan Parent which provide us the right and license to operate via cable and use of the cable resources in the Jinan region.

Our Publishing Business

Shandong Media, our print-based media business, is owned 30% by the Shandong Newspaper Entities (i.e., by Shandong Broadcast & TV Weekly Press, or Shandong Broadcast, and Modern Movie & TV Biweekly Press, or Modern Movie) and 70% owned by Jinan Zhong Kuan Dian Guang Information Technology Co., Ltd., or Jinan Zhong Kuan, an entity controlled by us through a series of contractual arrangements.  Through Shandong Media, our print-based media business includes a television programming guide publication, the distribution of periodicals, the publication of advertising, the organization of public relations events, the provision of information related services, copyright transactions, the production of audio and video products, and the provision of audio value added communication services.  Our cooperation agreement with Shandong Broadcast and Modern Movie also provides that these businesses will be operated primarily by employees contracted to Shandong Media through secondment by Shandong Broadcast and Modern Movie.

In addition to being the exclusive provincial television programming guide publishing group in the Shandong province, Shandong Media has:

●	a combined subscription basis of approximately 225,000 subscribers; and
●	five publishing assets focused on different entertainment readership segments.

Following is a description of some of our publications:

●
Shandong Broadcast and TV Weekly (Newspaper). Established in 1954, Shandong Broadcast & TV Weekly is a provincial TV programming guide & general entertainment newspaper.  Published on a weekly basis, it has maintained 85,000 average copies in circulation per week.   Target readership of Shandong Broadcast & TV Weekly consists primarily of middle-age to senior readers in the Shandong region.

●
TV Weekly Magazine.  TV Weekly Magazine is a national PRC magazine title, ranked among China’s top 5 TV Guide & general entertainment magazines.  Published on a weekly basis, this magazine’s average circulation is 40,000 copies in the Shandong region.  The unique national publishing title encourages TV Weekly to expand its target market to neighboring regions in northern China.

●
Modern Movie Times Magazine (Bi-Weekly).  Modern Movie Time Magazine is published jointly by Shandong TV Drama and Movie Production Center and Shandong TV Station.  Ranked among the top 100 magazines for 5 consecutive years in China, it’s among the most popular magazines in Northern China.  Modern Movie Times Magazine reached 100,000 copies in circulation on a bi-weekly basis in 2010.

●
Music Review and Korea Drama (monthly). These are two smaller publications that were acquired in 2009.  Circulation in each of these magazines is small.  They are currently distributed in larger cities.  We feel that there is good growth potential for both publications as we integrate them into our distribution and content channels.

Corporate Structure

The following chart reflects our organizational structure as of the date of this prospectus supplement.

1.	Controlled through a Trust Agreement with controlling shareholder(s).
2.	Equity Pledge of 100% of Jinan Zhong Kuan in favor of WFOE.
3.
Exclusive Advertising Agency and Exclusive Consulting Service Agreements dated June 2, 2008 between Shandong Media, Shandong Broadcast, Modern Movie and Music Review Press; Cooperation Agreement dated as of March 7, 2008, between Jinan Zhong Kuan, Shandong Broadcast and Modern Movie.

4.
Exclusive Service Agreements dated December 2006 and March 2007 between Jinan Broadband, Jinan Parent and Networks Center; Cooperation Agreement dated as of January 2007 between Jinan Broadband and Networks Center; Cooperation Agreement dated as of December 26, 2006 between CB Cayman and Jinan Parent.

5.	Media Cooperation Agreement.
6.	Sinotop VIE Agreements, including with Zhang Yan, the sole shareholder of Sinotop Beijing.
7.	Controlled through a Loan Agreement dated January 2008, an Equity Option Agreement dated January 2008, a Trustee Arrangement dated January 2008, and a Power of Attorney dated January 2008.
8.	Sinotop Joint Venture Agreements with Zhong Hai Video. Hua Cheng Hu Dong (Beijing) Film and Television Communication Co., Ltd. (“Hua Cheng”) owns 20% of Zhong Hai Video.

VIE Structure and Arrangements

Jinan Broadband

In December 2006, through our WFOE, we entered into a cooperation agreement with Jinan Parent, pursuant to which we acquired and currently own a 51% controlling interest in Jinan Broadband.  The cooperation agreement provides that Jinan Broadband’s operations and pre-tax revenues would be assigned to our WFOE for 20 years, effectively providing for an acquisition of the business.  In consideration for this 20 year business and management rights license, we paid approximately $2,572,000, including expenses, in March 2007 and the remaining approximate $3.2 million (based on RMB 23 million) in March of 2008.  While this acquisition was completed in late March of 2007 with an effective transfer of assets date of April 1, 2007, we commenced certain operational oversight of this entity prior to such time.

Under the terms of an exclusive services agreement between Jinan Broadband, Jinan Parent and Networks Center, Jinan Broadband is obligated to provide certain technical services needed by Jinan Parent and is entitled to receive 100% of the pre-tax income of Jinan Parent in exchange.  Accordingly, because all of the pre-tax income of Jinan Broadband is then required to be paid over to our WFOE under the terms of the cooperation agreement, and due to the nature of our ownership/control of Jinan Broadband, it is considered a VIE and therefore is consolidated in our financial statements.

Sinotop Beijing

On July 30, 2010, we acquired Sinotop Hong Kong through CB Cayman.  Through a series of contractual arrangements, Sinotop Hong Kong controls Sinotop Beijing.  Sinotop Beijing, a corporation established in the PRC is the 80% owner of the Zhong Hai Video joint venture, which was established to provide integrated value-added service solutions for the delivery of PPV, VOD and enhanced premium content for cable providers.

In March 2010, Sinotop Hong Kong entered into a management services agreement with Sinotop Beijing pursuant to which Sinotop Beijing pays consulting and service fees, equal to 100% of all pre-tax revenues of Sinotop Beijing, to Sinotop Hong Kong for various management, technical, consulting and other services in connection with its business.  Payment of the fees under the management services agreement is secured through an equity pledge agreement pursuant to which the sole shareholder of Sinotop Beijing pledged all equity interests in Sinotop Beijing to Sinotop Hong Kong.  In addition, Sinotop Hong Kong entered into a voting rights agreement with Sinotop Beijing and the sole shareholder of Sinotop Beijing, whereby Sinotop Hong Kong was entrusted with all of the voting rights of the sole shareholder of Sinotop Beijing.  Through these contractual arrangements, upon our acquisition of Sinotop Hong Kong, we acquired control over, and rights to 100% of the economic benefit of Sinotop Beijing.  Accordingly, Sinotop Beijing is considered a VIE and, therefore, is consolidated in our financial statements.

Shandong Media

On March 7, 2008, we entered into the Shandong Cooperation Agreement with the Shandong Newspaper Entities.  The Shandong Cooperation Agreement provides for, among other terms, the creation of a joint venture entity in the PRC, Shandong Media, that would own and operate the television program guide, newspaper and magazine publishing businesses previously owned and operated by the Shandong Newspaper Entities pursuant to exclusive licenses.  In addition, Shandong Media entered into an exclusive advertising agency agreement and an exclusive consulting services agreement with the Shandong Newspaper Entities and another third party, Music Review Press, which requires that the Shandong Newspaper Entities and Music Review Press shall appoint Shandong Media as their exclusive advertising agent and provider of technical and management support for a fee.

Under the terms of the Shandong Cooperation Agreement and related pledge and trust documents, the Shandong Newspaper Entities contributed their entire Shandong newspaper business and transferred certain employees to Shandong Media in exchange for a 50% stake in Shandong Media, with the other 50% of Shandong Media to be owned directly by Jinan Zhong Kuan and indirectly by our WFOE in the PRC in the second quarter of 2008, with the joint venture becoming operational in July of 2008.  In exchange, therefore, the Shandong Cooperation Agreement provided for total initial consideration from us of approximately $1.5 million (approximately 10 million RMB).  As part of the transaction, and to facilitate our subsidiary’s ownership and control over Shandong Newspaper under PRC law, through our WFOE in the PRC, this acquisition was completed in accordance with a pledge and loan agreement, pursuant to which all of the shares of Shandong Media which we acquired are held in trust on our behalf by a nominee holder, as security for a loan to Shandong Media’s parent seller.

Currently, we are entitled to 100% of the pre-tax income of Jinan Zhong Kuan, the 30% owner of Shandong Media in two ways, which are discussed below.

First, there are two individual owners of Jinan Zhong Kuan which hold all of the equity in that company in trust for the benefit of CB Cayman, pursuant to trustee arrangements entered into with them in 2008.  The trustee arrangements relieve the individual shareholders from any responsibilities for the day-to-day operations of the company and any liability arising from their role as equity holders.  All actions taken by them as shareholders will be in accordance with instructions provided by CB Cayman.  The trustee arrangements provide that, in consideration for an up-front fee paid by CB Cayman, and monthly cash payments thereafter, the equity holders of Jinan Zhong Kuan will hold the equity of Jinan Zhong Kuan in trust for, and only for the benefit of, CB Cayman.  We believe CB Cayman’s right to receive 100% of the dividends paid on the equity held in trust for it by the two individuals is appropriate under PRC transfer pricing rules, which are found in Arts. 41-48 of the PRC Enterprise Income Tax Law and Arts. 109-123 of the Implementing Regulations thereunder, and complies with the “arm’s length principle” mandated by Art. 41 of the Enterprise Income Tax Law, because those individuals have no responsibilities and take no risk in connection with their role as trustee shareholders other than to vote when requested and as directed by CB Cayman.

As a practical matter, however, there are not likely to be any dividends paid on the equity of Jinan Zhong Kuan, because all of its pre-tax income is required to be paid over to the WFOE under the terms of an exclusive services agreement entered into in January 2008. Under the terms of the exclusive services agreement, the WFOE is obligated to provide all management, technical and support services needed by Jinan Zhong Kuan and is entitled to receive 100% of the pre-tax income of Jinan Zhong Kuan in exchange. Jinan Zhong Kuan has no income other than profit distributions from Shandong Media.  Jinan Zhong Kuan and our WFOE are related parties, and all of the risk and burden of the operations of Jinan Zhong Kuan is shifted to the WFOE under the exclusive services agreement, and therefore all of the economic benefit is shifted to the WFOE, as well.  If the PRC tax authorities were to disagree with our position regarding the pricing under the exclusive services agreement between Jinan Zhong Kuan and the WFOE, there is no potential for past-due tax liability with respect to Jinan Zhong Kuan because, as noted above, Jinan Zhong Kuan has never recognized any profits.

The Company, through CB Cayman, is the sole owner of the WFOE, and exercises the overall voting power over the WFOE.  In addition, through the various contractual agreements between CB Cayman, the trustees, the WFOE and Jinan Zhong Kuan, as discussed above, Jinan Zhong Kuan is considered a VIE.  As the Company bears all risks and is entitled to all benefits relating to the investment in Jinan Zhong Kuan, the Company is a primary beneficiary of Jinan Zhong Kuan and is required to consolidate Jinan Zhong Kuan under the variable interest model.  With respect to Shandong Media, it cannot finance its own activities without the cash contribution from Jinan Zhong Kuan.  In addition, apart from its 30% equity interest in Shandong Media, Jinan Zhong Kuan has the obligation to bear expected losses and receive expected returns through the exclusive services agreement, which entitles Jinan Zhong Kuan to all net profits of Shandong Media.  Accordingly, due to the nature of our ownership/control of Jinan Zhong Kuan and Shandong Media, they are considered VIEs and therefore are consolidated in our financial statements as of December 31, 2011 included in this Report.

On January 19, 2012, through Jinan Zhong Kuan, we entered into a Memorandum of Understanding with the Shandong Newspaper Entities pursuant to which we expressed the intention to amend the terms of the Shandong Cooperation Agreement to transfer an aggregate of 20% of our ownership interest in Shandong Media to the Shandong Newspaper Entities.  Shandong Media has received notice of approval by the PRC State Administration for Industry & Commerce, or AIC, to effect the changes made in the Articles of Association and complete the transaction. The equity transfer ownership is effective as of July 1, 2012 and we have deconsolidated Shandong Media and recorded our 30% ownership under the equity method of accounting in accordance with ASC 810-10-40, Deconsolidation of a Subsidiary.  We valued Shandong Media based on historical and forecasted performance utilizing DCF methodology.  Due to current performance and risks associated with future cash flow we valued Shandong Media at $0.00 as of the date of deconsolidation.  As part of the deconsolidation we have removed the net assets associated with Shandong and recognized a gain of $141,814 on deconsolidation.

Also in accordance with ASC 810-10-40, Deconsolidation of a Subsidiary, we will maintain a balance for our 30% investment in Shandong Median not to go below $0.00.  Based on our valuation for our 30% ownership and the net loss from the third quarter of 2012 our balance is currently negative and as such is recorded as a $0.00 balance on our financial statements.

Our Industry

Until 2005, there were over 3,000 independent cable operators in the PRC.  While the State Administration of Radio, Film and Television, or SARFT, an executive branch under the State Council of the PRC, has advocated for national consolidation of the country’s sprawling cable networks, the consolidation has primarily occurred at the provincial level.  The 30 provinces are highly variable in their consolidation efforts and processes.  To expedite consolidation, SARFT announced in 2010 that it would permit and encourage state-owned cable operators to expand and consolidate through mergers and acquisitions.  We believe that as consolidation proceeds it will smooth the way to two-way digitization through common technical standards.

We believe that SARFT and its broadcasters are currently focusing on increasing subscription revenues by converting Chinese television viewers from “analog” service to “digital” (pay TV) service.  The digitalization efforts include providing upgraded digital set-top-boxes free of charge that will provide the bandwidth to deliver pay channels and services beyond the basic tier as part of a digital television service bundling initiative.  Aligned with its intention to spur convergence of cable TV and telecommunications, the Chinese government has mandated completion of the digital conversion of its cable infrastructure by 2015.

Our Competition

Pay-Per-View and Video On Demand Business

We currently have no direct competitors in China that offer PPV and VOD services over a cable platform.  Although we can provide no assurances that other companies will not enter the market of providing such services, we believe that we will have a competitive advantage over any new market entrant because of our partnership with CCTV-6’s pay channel, CHC, and first to market advantage.

Broadband Business

We believe that local telecom carriers that offer non-cable internet services, such as DSL, represent our primary broadband internet segment competition in the PRC.  An example is China Netcom, a telecom carrier in the Shandong province of China.  Many of our competitors also have resources and capital resources that exceed our own.

Local telecom carriers are actively marketing broadband services on national, provincial, as well as local levels in China.  Telecom carriers own “last mile access” to urban households in the form of fixed phone lines.  We believe, however, that cable operators have a competitive advantage by owning last mile connections in the form of cable lines that have a larger bandwidth relative to phone lines.  In urban areas that we target, a large number of households have both fixed phone line and cable television access.  Many of these homes currently have telecom based internet access.

Cable operators in China must purchase internet connection bandwidth from the local telecom carriers.  Since the local telecom carriers are not required to pay for internet connection bandwidth, which increases their profit margins relative to cable broadband service providers, this affords them a potential price advantage.  But to-date, their prices remain in line with our prices.

Our Growth Strategy

We intend to implement the following strategic plans to take advantage of industry opportunities and expand our business:

●
Pay-Per-View and Video On Demand Services. Through our acquisition of Sinotop Hong Kong, and its VIE, Sinotop Beijing, which is a party to two joint ventures consisting of partnerships with CHC, we have received the rights to utilize a valuable national license to deploy PPV and VOD services onto cable TV networks throughout China. Currently, we have access to some of the largest movie libraries in China and the U.S., and we will continue to acquire content from entertainment companies and studios in the U.S. and other parts of the world to deliver an integrated solution for enhanced premium content through cable providers. There are over 201 million cable television households in China and we plan to capitalize on the revenue opportunities as the government continues to mandate the switch from analog to digital cable by 2015.

●
Focus on Additional Delivery Platforms. Once we build an extensive entertainment content library and establish our reputation within the cable television industry, we plan to expand the distribution of our content over multiple delivery platforms including internet, mobile, Internet Protocol television, or IPTV, and satellite to expand our product offerings and diversify our revenue streams.

●
Deployment of Value-Added Services. To augment our product offerings and create other revenue sources, we work with strategic partners to deploy value-added services to our cable broadband customers.  Value-added services, including multiple content offerings, will become a focus of revenue generation.

Recent Developments

On May 10, 2012, the our Chairman and Chief Executive Officer, Shane McMahon, made a loan to the Company in the amount of $3,000,000.  In consideration for the loan, the Company issued a convertible note to Mr. McMahon in $3,000,000 principal amount. As amended on May 21, 2012, the note has an annual interest rate of 4% and matures on the earlier of (i) the date on which we close a financing of equity or equity-linked securities of the Company in which at least $5,000,000 in gross proceeds is raised, and (ii) May 10, 2013. The note is convertible at any time into shares of our common stock at a conversion price of $10.00 per share; provided, however, that if the Company raises capital at any time prior to the maturity of the note, the note may be converted into the securities received by the investors in the most recent capital raise (as of the date of conversion) at a price not less than $4.75, which represents the closing bid price of the Company’s common stock on the trading day immediately prior to the date of the note.

On October 19, 2012, we entered into Amendment No. 2 to the note with Mr. McMahon, pursuant to which (i) the note matures on May 10, 2013, (ii) the net proceeds of this offering may not be used to prepay any portion of the outstanding principal or interest owing on note prior to May 10, 2013, and (iii) if the Company consummates financing of equity or equity-linked securities of the Company prior to May 10, 2013, other than this offering, the net proceeds of such financing will be used to prepay the outstanding principal and interest then owing on the note.

Corporate Information

We are a Nevada corporation. Our executive offices are located at 27 Union Square, West Suite 502, New York, New York 10003, telephone number (212) 206-1216.

The Offering
Issuer	YOU On Demand Holdings, Inc.

Shares of Common Stock Offered by Us	_________ shares, _________ shares if the underwriters exercise their over-allotment option in full.

Shares of Common Stock to be Outstanding After the Offering	_________ shares, _________ shares if the underwriters exercise their over-allotment option in full. (1)

Offering Price	$_________ per share

Nasdaq Capital Market Symbol	"YOD"

Use of Proceeds
We intend to use the net proceeds from this offering for general corporate purposes, including growth of our PPV and VOD business, strategic acquisitions and capital expenditures.  See “Use of Proceeds” in this prospectus supplement.

Dividend Policy	Our board of directors does not intend to declare cash dividends on our common stock for the foreseeable future.

Conflict of Interest
Our Chief Financial Officer and President, Marc Urbach, who  beneficially owns approximately 4.1% of our common stock before this offering is the brother of Steven Urbach, the Co-Founder and President of Chardan Capital Markets, LLC (“Chardan”).  Accordingly, Marc Urbach may be deemed to have an affiliation/association with Chardan, a member of the Financial Industry Regulatory Authority, or FINRA, under Rule 5110(b)(6)(A)(iii) of the Conduct Rules of FINRA. In addition, a “conflict of interest” may be deemed to exist  under Rule 5121(f)(5)(B) of the Conduct Rules of FINRA due to the  family relationship between Marc Urbach and Steven Urbach.  Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121 of the Conduct Rules of FINRA, which requires that a “qualified independent underwriter” as defined in Rule 5121(f)(12) of the Conduct Rules of FINRA, participate in the preparation of the registration statement and prospectus and exercise its usual standards of due diligence in respect thereto.  National Securities Corporation is assuming the responsibilities of acting as the qualified independent underwriter in this offering and is undertaking the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, as amended, or the Securities Act, specifically including those inherent in Section 11 of the Securities Act.  See “Underwriting—Conflict of Interest” on page S-29 for more information.

Risk Factors
Investing in our common stock involves risk. See “Risk Factors” beginning on page S-13 of this prospectus supplement and on page 2 of the accompanying prospectus and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Transfer Agent and Registrar	Transfer Online, Inc.

(1)
The number of shares of common stock to be outstanding after this offering is based on 11,827,827 shares of common stock outstanding on November 13, 2012. Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes the following:

●	1,596,559 shares of our common stock issuable upon exercise of stock options outstanding under our stock plans as of that date, at a weighted average exercise price of $3.47 per share;

●	1,420,642 shares of our common stock issuable upon the exercise of warrants outstanding as of that date, at weighted average exercise price of $14.02 per share;

●	2,309,773 shares of our common stock available for future grant or issuance pursuant to our stock plans; and

●	933,333, 1,048,907 and 250,000 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively.

Unless otherwise stated, all information contained in the prospectus supplement assumes no exercise of the over-allotment option granted to the underwriters.

Summary Consolidated Financial Information

This section presents our summary consolidated financial data and should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 30, 2011 and “Item 1. Financial Statements” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Quarterly Report on Form 10-Q for the period ended September 30, 2012. The selected consolidated financial data in this section is not intended to replace our consolidated financial statements.

We derived the statement of operations data, statement of cash flows data and balance sheet data for the years ended December 30, 2011 and 2010, from the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 30, 2012. We derived the statement of operations data and statement of cash flows data for the nine months ended September 30, 2012 and 2011, and the balance sheet data as of September 30, 2012, from our unaudited financial statements and related notes included in our Quarterly Report on Form 10-Q for the period ended September 30, 2012.  The unaudited interim period financial information, in our opinion, includes all adjustments that are normal and recurring in nature and necessary for a fair presentation for the periods shown. Results for the nine months ended September 30, 2012, are not necessarily indicative of the results to be expected for the full fiscal year.

	Year Ended		Nine Months Ended
	December 30,		September 30,
	2011	2010	2012	2011
			(Unaudited)	(Unaudited)
Statement of Operations Data:

Revenue	$7,868,000	$7,649,000	$5,514,583	$5,573,198
Cost of revenue	5,526,000	4,722,000	5,266,933	3,791,411
Gross profit	2,342,000	2,927,000	247,650	1,781,787
Selling, general and administrative expenses	8,801,000	3,919,000	7,788,731	6,311,346
Income (loss) from operations	(13,242,000)	(8,920,000)	(12,767,911)	(9,808,881)
Other income (expense), net	230,000	(7,118,000)	986,713	(1,209,197)
Income (loss) before income taxes and non-controlling interests	(13,012,000)	(16,038,000)	13,754,624	(8,599,684)
Income tax benefit	370,000	518,000	282,244	261,563
Net (loss) income attributable to non-controlling interests	(1,372,000)	(2,616,000)	1,482,536	1,071,000
Net (loss) income attributable to YOU On Demand shareholders	$(11,270,000)	$(12,904,000)	$11,989,844	$(7,267,121)
Dividends on preferred stock	-	(2,315,000)	-	-
Net (loss) income attributable to YOU On Demand common shareholders	$(11,270,000)	$(15,219,000)	11,989,844	(7,267,121)
Earnings (loss) per share:
Basic	$(1.15)	$(5.19)	$1.11	$(0.01)
Diluted	$(1.15)	$(5.19)	$1.11	$(0.01)

Balance Sheet Data:
	As of December 30,		As of September 30,
	2011	2010	2012	2011
			(Unaudited)	(Unaudited)
Current assets	$11,568,470	$10,597,921	$6,559,396	$14,234,184
Total assets	31,057,404	30,633,212	22,025,178	34,170,627
Current liabilities	7,795,208	5,465,788	11,599,044	7,897,726
Total liabilities	10,950,012	10,008,216	12,980,979	10,314,191
Stockholders’ equity	14,895,039	15,412,643	4,273,093	18,644,083

Statement of Cash Flows Data:
Net cash provided by (used in):	For the Years ended December 30,		For the Nine Months Ended September 30,
	2011	2010	2012	2011
Net cash used in operating activities	$(5,735,000)	$(2,435,000)	$(8,258,654)	$(3,123,064)
Net cash used in investing activities	(3,295,000)	(2,023,000)	(915,743)	(3,119,307)
Net cash provided by financing activities	10,247,000	9,114,000	6,466,094	10,247,398
Effect of exchange rate changes on cash	(282,000)	(262,000)	18,760	(463,134)
Net increase (decrease) in cash and cash equivalents	935,000	4,394,000	(2,689,543)	3,541,893
Cash and cash equivalents at beginning of period	6,584,000	2,190,000	7,519,574	6,584,396
Cash and cash equivalents at end of period	7,519,000	6,584,000	4,830,031	10,126,289

RISK FACTORS

Before you invest in our common stock, you should carefully consider the risk factors specified below, together with all of the other information and documents included or incorporated by reference in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein or therein, in evaluating an investment in our common stock. If any of the risks discussed below, in the accompanying prospectus, or in any document incorporated by reference into this prospectus supplement or the accompanying prospectus, were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment

RISKS RELATED TO OUR BUSINESS

Our auditors have expressed in their report on our financial statements substantial doubt about our ability to continue as a going concern.

Our auditors have included an explanatory paragraph in their report dated as of March 30, 2012 on our consolidated financial statements for the year ended December 31, 2011, indicating that there is substantial doubt regarding our ability to continue as a going concern.  As discussed in Note 3 to the consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2011, we incurred significant losses during 2011 and 2010 and has relied on debt and equity financings to fund our operations. These conditions raise substantial doubt about our ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.   If we are in fact unable to continue as a going concern, our shareholders may lose their entire investment in our Company.

Expansion of our business may put added pressure on our management and operational infrastructure impeding our ability to meet any potential increased demand for our services and possibly hurting our future operating results.

Our business plan is to significantly grow our operations to meet anticipated growth in demand for the services that we offer, and by the introduction of new goods or services.  Growth in our businesses may place a significant strain on our personnel, management, financial systems and other resources.  The evolution of our business also presents numerous risks and challenges, including:

●	our ability to successfully and rapidly expand sales to potential new distributors in response to potentially increasing demand;
●	the costs associated with such growth, which are difficult to quantify, but could be significant; and
●	rapid technological change.

To accommodate any such growth and compete effectively, we may need to obtain additional funding to improve information systems, procedures and controls and expand, train, motivate and manage our employees, and such funding may not be available in sufficient quantities, if at all.  If we are not able to manage these activities and implement these strategies successfully to expand to meet any increased demand, our operating results could suffer.

In order to comply with PRC regulatory requirements, we operate our businesses through companies with which we have contractual relationships but in which we do not have controlling ownership. If the PRC government determines that our agreements with these companies are not in compliance with applicable regulations, our business in the PRC could be materially adversely affected.

We do not have direct or indirect equity ownership of our VIEs, which collectively operate all our businesses in China. At the same time, however, we have entered into contractual arrangements with each of our VIEs and their individual owners pursuant to which we received an economic interest in, and exert a controlling influence over each of the VIEs, in a manner substantially similar to a controlling equity interest.

Although we believe that our current business operations are in compliance with the current laws in China, we cannot be sure that the PRC government would view our operating arrangements to be in compliance with PRC regulations that may be adopted in the future. If we are determined not to be in compliance, the PRC government could levy fines, revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our business, corporate structure or operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business. As a result, our business in the PRC could be materially adversely affected.

We rely on contractual arrangements with our VIEs for our operations, which may not be as effective in providing control over these entities as direct ownership.

Our operations ad financial results are dependent on our VIEs in which we have no equity ownership interest and must rely on contractual arrangements to control and operate the businesses of each of our VIEs. These contractual arrangements are not as effective in providing control over the VIEs as direct ownership. For example, one of the VIEs may be unwilling or unable to perform their contractual obligations under our commercial agreements. Consequently, we would not be able to conduct our operations in the manner currently planned. In addition, any of the VIEs may seek to renew their agreements on terms that are disadvantageous to us. Although we have entered into a series of agreements that provide us with substantial ability to control the VIEs, we may not succeed in enforcing our rights under them insofar as our contractual rights and legal remedies under PRC law are inadequate. In addition, if we are unable to renew these agreements on favorable terms when these agreements expire or to enter into similar agreements with other parties, our business may not be able to operate or expand, and our operating expenses may significantly increase.

Our arrangements with our VIEs and their respective shareholders may be subject to a transfer pricing adjustment by the PRC tax authorities which could have an adverse effect on our income and expenses.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contracts with our VIEs and their respective shareholders were not entered into based on arm’s length negotiations. Although our contractual arrangements are similar to other companies conducting similar operations in China, if the PRC tax authorities determine that these contracts were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. Such an adjustment may require that we pay additional PRC taxes plus applicable penalties and interest, if any.

The success of our business is dependent on our ability to retain our existing key employees and to add and retain senior officers to our management.

We depend on the services of our existing key employees, in particular, Mr. Shane McMahon, our Chairman and Chief Executive Officer, Mr. Marc Urbach, our President and Chief Financial Officer, and Mr. Weicheng Liu, a Senior Executive Officer.  Our success will largely depend on our ability to retain these key employees and to attract and retain qualified senior and middle level managers to our management team. We have recruited executives and management in China to assist in our ability to manage the business and to recruit and oversee employees.  While we believe we offer compensation packages that are consistent with market practice, we cannot be certain that we will be able to hire and retain sufficient personnel to support our business.  In addition, severe capital constraints have limited our ability to attract specialized personnel.  Moreover, our budget limitations will restrict our ability to hire qualified personnel.  The loss of any of our key employees would significantly harm our business. We do not maintain key person life insurance on any of our employees.

We may be unable to compete successfully against new entrants and established internet industry competitors.

The Chinese market for internet content and services is intensely competitive and rapidly changing. Barriers to entry are relatively minimal, and current and new competitors can launch new websites at a relatively low cost.  Many companies offer competitive products or services including Chinese language-based Web search, retrieval and navigation services, wireless value-added services, online games and extensive Chinese language content, informational and community features and e-mail.  In addition, as a consequence of China joining the World Trade Organization, the Chinese government has partially lifted restrictions on foreign-invested enterprises so that foreign investors may hold in the aggregate up to approximately 51% of the total equity ownership in any value-added telecommunications business, including an internet business in China.

Currently, our competition comes from standard “telephone” internet providers. Any of our present or future competitors may offer products and services that provide significant performance, price, creativity or other advantages over those offered by us and, therefore, achieve greater market acceptance than ours.

Because many of our existing competitors, as well as a number of potential competitors, have longer operating histories in the internet market, greater name and brand recognition, better connections with the Chinese government, larger customer bases and databases and significantly greater financial, technical and marketing resources than we have, we cannot assure you that we will be able to compete successfully against our current or future competitors. Any increased competition could reduce page views, make it difficult for us to attract and retain users, reduce or eliminate our market share, lower our profit margins and reduce our revenues.

Unexpected network interruption caused by system failures may reduce user base and harm our reputation.

Both the continual and foremost accessibility of internet service websites and the performance and reliability of our technical infrastructure are critical to our reputation and the ability of our internet services to attract and retain users and advertisers. Any system failure or performance inadequacy that causes interruptions or delays in the availability of our services or increases the response time of our services could reduce user satisfaction and traffic, which would reduce the internet service appeal to users of “high speed” internet usage. As the number of users and traffic increase, we cannot assure you that we will be able to scale our systems proportionately. In addition, any system failures and electrical outages could materially and adversely impact our business.

Computer viruses may cause delays or interruptions on our systems and may reduce our customer base and harm our reputation.

Computer viruses may cause delays or other service interruptions on our systems. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. We may be required to expend significant capital and other resources to protect our internet service against the threat of such computer viruses and to alleviate any problems. Moreover, if a computer virus affecting our system is highly publicized, our reputation could be materially damaged and customers may cancel our service.

If our providers of bandwidth and server custody service fail to provide these services, our business could be adversely affected.

We rely on affiliates of Jinan Parent to provide us with bandwidth and server custody service for internet users.  If Jinan Parent or their affiliates fail to provide such services or raise prices for their services, we may not be able to find a reliable and cost-effective substitute provider on a timely basis or at all. If this happens, our business could be adversely affected.

We may be unable to compete successfully against new entrants and established film and media industry competitors.

The Chinese market for film and media content and services is intensely competitive and rapidly changing. Barriers to entry may be relatively minimal, and current and new competitors may be able to provide film and media content at a lower cost.  Although the Chinese government continues to improve its efforts to enforce intellectual property protection, pirated film and media content continues to be prevalent in China, which may reduce our potential profits.  In addition, other companies offer competitive products or services including Chinese language content.

Because many of our existing competitors, as well as a number of potential competitors, have longer operating histories in the film and media market, greater name and brand recognition, better connections with the Chinese government, larger customer bases and libraries and significantly greater financial, technical and marketing resources than we have, we cannot assure you that we will be able to compete successfully against our current or future competitors. Any increased competition could reduce our subscribers, make it difficult for us to attract and retain subscribers, reduce or eliminate our market share, lower our profit margins and reduce our revenues.

Our PPV and VOD business depends on third parties to provide the programming that we offer to subscribers in China, and if we are unable to secure access to this programming, we may be unable to attract subscribers.

Our PPV and VOD business depends on third parties to provide us with programming content which we would distribute to our subscribers in China. We continue to negotiate with various U.S. entertainment studios to secure access to additional programming content, however, we may not be able to obtain access to additional programming content on favorable terms or at all.  If we are unable to successfully negotiate agreements for access to more high quality programming content, we may not be able to attract many subscribers for our service and our operating results would be negatively affected.

If we are unable to attract many subscribers for our PPV and VOD services, or are unable to successfully negotiate additional agreements with cable television providers in China to deliver our programming content, our financial performance will be adversely affected.

At present, there is a limited market for PPV and VOD services in China, and there is no guarantee that a market will develop or that we will be able to attract subscribers to purchase our services.  In addition, we rely on cable television providers to deliver our programming content to subscribers and we may not be able to negotiate additional agreements to deliver our programming content on favorable terms or at all.  If we are unable to attract many subscribers or successfully negotiate additional delivery agreements with cable television providers, our financial performance will be adversely affected.

We may be exposed to potential risks relating to our internal controls over financial reporting.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 “SOX 404”, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K.  Under current law, we were subject to these requirements beginning with our annual report for the fiscal year ended December 31, 2007.  Our internal control over financial reporting and our disclosure controls and procedures have been ineffective, and failure to improve them could lead to future errors in our financial statements that could require a restatement or untimely filings, which could cause investors to lose confidence in our reported financial information, and a decline in our stock price.

We are constantly striving to establish and improve our business management and internal control over financial reporting to forecast, budget and allocate our funds.  However, as a PRC company that has become a US public company, we face difficulties in hiring and retaining a sufficient number of qualified employees to achieve and maintain an effective system of internal control over financial reporting in a short period of time.

In connection with the preparation and audit of our 2011 financial statements and notes, we were informed by our auditor, UHY LLP, or UHY, of certain accounting and reporting deficiencies in our internal controls that UHY considered to be material weaknesses.  These deficiencies related to our financial procedures.  We have devoted significant resources since 2010 to upgrade our internal controls.  We have placed key accounting personnel at each of our entities, engaged an outside consulting company to perform independent Sarbanes Oxley procedures and testing, and continue to upgrade all internal control-related processes.

Because of the above-referenced deficiencies and weaknesses in our disclosure controls and procedures and internal control over financial reporting, we may be unable to comply with the SOX 404 internal controls requirements.  As a result of any deficiencies and weaknesses, we may experience difficulty in collecting financial data and preparing financial statements, books of account and corporate records, and instituting business practices that meet international standards, failure of which may prevent us from accurately reporting our financial results or detecting and preventing fraud.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

●	Level of government involvement in the economy;
●	Control of foreign exchange;
●	Methods of allocating resources;
●	Balance of payments position;
●	International trade restrictions; and
●	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance and the lack of a flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Increased government regulation of the telecommunications and internet industries in China may result in the Chinese government requiring us to obtain additional licenses or other governmental approvals to conduct our business which, if unattainable, may restrict our operations.

The telecommunications industry is highly regulated by the Chinese government, the main relevant government authority being the MII. Prior to China’s entry into the World Trade Organization, the Chinese government generally prohibited foreign investors from taking any equity ownership in or operating any telecommunications business.  Internet Content Provider, or ICP, services are classified as telecommunications value-added services and therefore fall within the scope of this prohibition. This prohibition was partially lifted following China’s entry into the World Trade Organization, allowing foreign investors to own interests in Chinese businesses. In addition, foreign and foreign invested enterprises are currently not able to apply for the required licenses for operating cable broadband services in China.

We cannot be certain that we will be granted any of the appropriate licenses, permits or clearance that we may need in the future. Moreover, we cannot be certain that any local or national ICP or telecommunications license requirements will not conflict with one another or that any given license will be deemed sufficient by the relevant governmental authorities for the provision of our services.

We rely exclusively on contractual arrangements with Jinan Parent and its approvals to operate as an ICP. We believe that our present operations are structured to comply with applicable Chinese law. However, many Chinese regulations are subject to extensive interpretive powers of governmental agencies and commissions. We cannot be certain that the Chinese government will not take action to prohibit or restrict our business activities. We are uncertain as to whether the Chinese government will reclassify our business as a media or retail company, due to our acceptance of fees for internet advertising, online games and wireless value-added and other services as sources of revenues, or as a result of our current corporate structure. Such reclassification could subject us to penalties, fines or significant restrictions on our business. Future changes in Chinese government policies affecting the provision of information services, including the provision of online services, internet access, e-commerce services and online advertising, may impose additional regulatory requirements on us or our service providers or otherwise harm our business.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our subsidiaries in the PRC. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our Directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

Most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, some of our Directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and Directors that are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our Directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 8.7% and as low as -1.6%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our sales effectively.

The majority of our revenues will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Governmental control of currency conversion may limit the ability of our PRC subsidiaries to obtain financing.

Conversion of Renminbi into foreign currencies, and of foreign currencies into Renminbi, for payments relating to “capital account transactions” generally requires the approval of the SAFE and other relevant PRC governmental authorities. Restrictions on the convertibility of Renminbi for capital account transactions could affect the ability of our PRC subsidiaries to make investments overseas or to obtain foreign currency through debt or equity financing, including by means of loans or capital contributions from us. In particular, if our PRC subsidiaries borrow foreign currency from us or other foreign lenders, they must do so within approved limits that satisfy their approval documentation and PRC debt-to-equity ratio requirements. Further, such loans must be registered with the SAFE or its local counterpart. In practice, it could be time consuming to complete the SAFE registration process.

If we finance our PRC subsidiaries through additional capital contributions, the PRC Ministry of Commerce or its local counterpart must approve the amount of these capital contributions.

On August 29, 2008, the SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency- denominated capital into Renminbi by restricting the use of the converted Renminbi. The notice requires that a foreign-invested company can only use Renminbi converted from the foreign currency-denominated capital within the business scope approved by the applicable governmental authority and may not use such converted Renminbi for equity investments in the PRC unless specifically permitted in its business scope or under applicable law. In addition, the SAFE strengthened its oversight of the flow and use of Renminbi funds converted from the foreign currency-denominated capital of a foreign-invested company. The use of such Renminbi may not change without approval from the SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used for purposes within the company’s approved business scope. Violations of Circular 142 may result in severe penalties, including substantial fines set forth in the Foreign Exchange Administration Regulations.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which our revenues may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC VIEs’ ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

Substantially all of our revenues are earned by our PRC VIEs. However, PRC regulations restrict the ability of our PRC VIEs to make dividends and other payments to its offshore parent company. PRC legal restrictions permit payments of dividends by our PRC VIEs only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC VIEs are also required under PRC laws and regulations to allocate at least 10% of their annual after-tax profits determined in accordance with PRC generally accepted accounting principles to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. Any limitations on the ability of our PRC VIEs to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Because Our Assets Are Located In China, Any Dividends Of Proceeds From Liquidation Is Subject To The Approval Of The Relevant Chinese Government Agencies.

Our assets are located inside China. Under the laws governing foreign invested enterprises in China, dividends of proceeds from liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend of proceeds from liquidation is subject to both the relevant government agency’s approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of liquidation.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into PRC subsidiaries, limit our PRC subsidiary's ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have asked our stockholders who are PRC residents, as defined in Circular 75, to register with the relevant branch of SAFE as currently required in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiary. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75 and Notice 106. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75 and Notice 106. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75 and Notice 106, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The implementation of the new PRC employment contract law and increases in the labor costs in China may hurt our business and profitability.

We are primarily a service provider. A new employment contract law became effective on January 1, 2008 in China. It imposes more stringent requirements on employers in relation to entry into fixed-term employment contracts, recruitment of temporary employees and dismissal of employees. In addition, under the newly promulgated Regulations on Paid Annual Leave for Employees, which also became effective on January 1, 2008, employees who have worked continuously for more than one year are entitled to paid vacation ranging from 5 to 15 days, depending on the length of the employee’s service. Employees who waive such vacation entitlements at the request of the employer will be compensated for three times their normal daily salaries for each vacation day so waived. As a result of the new law and regulations, our labor costs may increase. There is no assurance that disputes, work stoppages or strikes will not arise in the future. Increases in the labor costs or future disputes with our employees could damage our business, financial condition or operating results.

Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed a new Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation against non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, Board and shareholder minutes are kept in China; and (iv) at least half of its Directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and its non-PRC stockholders would be subject to a withholding tax at a rate of 10% when dividends are paid to such non-PRC stockholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on enforcement of PRC tax against non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2010 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We May Be Classified As A Passive Foreign Investment Company, Which Could Result In Adverse U.S. Tax Consequences To U.S. Investors.

We are a U.S. corporation which indirectly owns more than a 50% interest in certain Chinese operating companies, and also owns 50% or less of certain other Chinese operating companies.  The Chinese subsidiaries in which we own more than a 50% interest are classified as Controlled Foreign Corporations (“CFC”) for U.S. tax purposes.  Under the CFC tax rules, if a Chinese subsidiary’s income is considered to be foreign personal holding company or foreign sales or services income, such income could be subject to U.S. taxation whether or not distributed to us under the current U.S. tax rules.

On the other hand, the Chinese subsidiaries in which we own 50% or less, might be classified as a Passive Foreign Investment Company (“PFIC”) by the United States Internal Revenue Service.  This characterization could result in adverse U.S. tax consequences to us.  For example, if our Chinese subsidiary is a PFIC, we might become subject to increased U.S. tax liabilities and will also become subject to additional reporting requirements. The determination of whether or not the subsidiary is a PFIC is made on an annual basis, and those determinations depend on the composition of its income and assets.  We intend to operate our business so as to minimize the risk of PFIC treatment.  However, you should be aware that certain factors that could affect classification as PFIC are outside of our control.  In the event our Chinese subsidiaries are determined to be a PFIC, our stock may become less attractive to U.S. investors, which may negatively impact the price of our common stock.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises' Share Transfer, or Circular 698, that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation released a circular on December 15, 2009 that addresses the transfer of shares by nonresident companies, generally referred to as Circular 698. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company. Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes. There is uncertainty as to the application of Circular 698. For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. It is also unclear, in the event that an offshore holding company is treated as a domestically incorporated resident enterprise, whether Circular 698 would still be applicable to transfer of shares in such offshore holding company. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our Company complies with the Circular 698. If Circular 698 is determined to be applicable to us based on the facts and circumstances around such share transfers, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

The M&A Rules establish more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules establish procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that prior notification to or approval by the Ministry of Commerce be made or obtained. We may grow our business in part by acquiring complementary businesses in China. Complying with the requirements of the M&A Rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business and maintain our market share.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties, and make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

We rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could materially adversely affect our ability to conduct our business.

We conduct all of our business through our consolidated subsidiaries and VIEs incorporated in China. We rely on dividends paid by our consolidated subsidiaries for our cash needs, including the funds necessary to pay any dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities established in China is subject to limitations. Regulations in China permit payment of dividends only out of accumulated profits determined in accordance with accounting standards and regulations in China. Each of our PRC subsidiaries is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserve fund until the aggregate amount of such reserves reaches 50% of its respective registered capital, as well as to allocate a discretional portion of its after-tax profits to its staff welfare and bonus fund. Such statutory reserves are not distributable as loans, advances or cash dividends. We anticipate that in the foreseeable future our PRC subsidiaries will need to continue to set aside 10% of their respective after-tax profits to their statutory reserves. In addition, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

RISKS RELATED TO THE MARKET FOR OUR STOCK

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our common stock is volatile, and this volatility may continue.  Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly.  In addition to market and industry factors, the price and trading volume for our common stock may be highly volatile for specific business reasons.  Factors such as variations in our revenues, earnings and cash flow, announcements of new investments, cooperation arrangements or acquisitions, and fluctuations in market prices for our products could cause the market price for our shares to change substantially.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price.  This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, the trading market for our common stock will be influenced by research or reports that industry or securities analysts publish about us or our business.  If one or more analysts who cover us downgrade our common stock, the market price for our common stock would likely decline.  If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price for our common stock or trading volume to decline.

Furthermore, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies.  These market fluctuations may adversely affect the price of our common stock and other interests in our company at a time when you want to sell your interest in us.

Although publicly traded, the trading market in our common stock has been substantially less liquid than the average trading market for a stock quoted on the NASDAQ Global Market and this low trading volume may adversely affect the price of our common stock.

Our common stock trades on the NASDAQ Capital Market.  The trading market in our common stock has been substantially less liquid than the average trading market for companies quoted on the NASDAQ Global Market.  Limited trading volume will subject our shares of common stock to greater price volatility and may make it difficult for you to sell your shares of common stock at a price that is attractive to you.

Provisions in our articles of incorporation and bylaws or Nevada law might discourage, delay or prevent a change of control of us or changes in our management and, therefore depress the trading price of the common stock.

Our articles of incorporation authorize our Board of Directors to issue up to 50,000,000 shares of preferred stock.  To date, the Company has issued 17,516,800 shares of preferred stock, consisting of (i) 7,000,000 shares of Series A Preferred Stock (all of which is currently outstanding), (ii) 10,266,800 shares of Series B Preferred Stock (7,866,800 shares of which are currently outstanding), and (iii) 250,000 shares of Series C Preferred Stock (all of which is currently outstanding).  The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

In addition, Nevada corporate law and our articles of incorporation and bylaws contain certain other provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous.  These provisions:

●
deny holders of our common stock cumulative voting rights in the election of Directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our Directors;

●	require any stockholder wishing to properly bring a matter before a meeting of stockholders to comply with specified procedural and advance notice requirements; and
●	allow any vacancy on the Board of Directors, however the vacancy occurs, to be filled by the Directors.

Certain of our stockholders hold a significant percentage of our outstanding voting securities.

As calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, Shane McMahon, our Chairman and Chief Executive Officer, is the beneficial owner of approximately 55.6% of our outstanding voting securities (which includes approximately 21.7% of our outstanding common stock and 100% of our Series A Preferred Stock), and Weicheng Liu, a Senior Executive Officer, is the beneficial owner of approximately 11.6% of our outstanding voting securities (which includes approximately 20.5% of our outstanding common stock). As a result, each possesses significant influence and can elect a majority of our Board of Directors and authorize or prevent proposed significant corporate transactions. Their respective ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

RISKS RELATED TO THIS OFFERING

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $_________ per share and the net tangible book value (defecit) of the common stock of $(0.64) per share as of September 30, 2012, if you purchase shares of common stock in this offering, you will suffer dilution of $_________ per share in the net tangible book value of the common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.

All of the shares of our common stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our common stock may be sold in the public market following this offering, which may cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares.

Your percentage ownership in us may be diluted by future issuances of securities, which could reduce your influence over matters on which stockholders vote.

Following the completion of this offering, and subject only to any applicable stockholder approval requirements imposed by The Nasdaq Stock Market, Inc., our board of directors has the authority to issue all or any part of our authorized but unissued shares of common stock. In addition, we may need to raise additional funds in the future through public or private financing, which may include the sale of equity securities. The issuance of equity securities could result in financial and voting dilution to our existing stockholders. The issuance of debt could result in effective subordination of stockholders’ interests to the debt, create the possibility of default, and limit our financial and business alternatives.

The existence of shareholder registration rights may substantially reduce the market price of our common stock and may make it more difficult for us to conduct future offerings.

Pursuant to a Registration Rights Agreement dated August 30, 2012, executed in connection with the Company’s sale to certain accredited investors of (i) an aggregate of 646,250 Class A Units (consisting of an aggregate of 646,250 shares of common stock and warrants to purchase 646,250 shares of common stock), and (ii) an aggregate of 250,000 Class B Units (consisting of an aggregate of 250,000 shares of Series C Preferred Stock and warrants to purchase 250,000 shares of common stock), on September 28, 2012, the Company filed with the SEC a Registration Statement on Form S-3 with respect to the resale of 1,954,126 shares of common stock by the selling shareholders named therein. Upon effectiveness of this Form S-3 Registration Statement, the number of shares of our common stock eligible for trading in the public market would be increased substantially.  The presence of an additional number of shares eligible for trading in the public market may substantially reduce the market price of our common stock.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $_________ million from the sale of ___________ shares of common stock in this offering, or approximately $_________ million if the underwriters exercise their over-allotment option in full, based on the public offering price of $ ________ per share, after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things:

●	acquisitions;
●	working capital;
●	capital expenditures;
●	repayment of debt;
●	research and development expenditures; and
●	investments.

CAPITALIZATION

The following table sets forth a summary of our cash and capitalization on a historical basis as of September 30, 2012.  The table also summarizes our capitalization on an as-adjusted basis assuming: (1) the completion of this offering at an offering price of $_________ per share; (2) net proceeds to us from this offering of $_________ after payment of underwriting discounts and commissions and estimated expenses totaling $_________; and (3) the intended application of the net proceeds of this offering as described under “Use of Proceeds.”

You should read this table in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements, including the related notes, contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2012, all of which are incorporated by reference in this prospectus supplement.

	As of September 30, 2012
	Actual	As-Adjusted
Cash and cash equivalents	$4,830,031	$
Accounts payable	1,720,813
Warrant liabilities	2,261,990
Total Current Liabilities	11,599,044
Commitments and Contingencies:
Convertible redeemable preferred stock, $.001 par value; 50,000,000 shares authorized
Series A – 7,000,000 shares issued and outstanding, liquidation preference of $3,500,000 at September 30, 2012, actual and as adjusted, respectively	1,261,995
Series B – 7,866,800 shares issued and outstanding, liquidation preference of $3,933,400 at September 30, 2012, actual and as adjusted, respectively.	3,223,575
Series C – 0 and 250,000 shares issued and outstanding, liquidation preference of $1,00,000 at September 30, 2012, actual and as adjusted, respectively	285,536
Equity:
Common stock, $.001 par value; 1,500,000,000 shares authorized, 11,804,748 and _________ issued and outstanding at September 30, 2012, actual and as adjusted, respectively	11,804
Additional paid-in capital	59,055,205
Accumulated deficit	(55,694,069)
Accumulated other comprehensive income	412,605
Total YOU On Demand equity	3,785,545
Noncontrolling interests	487,548
Total equity	4,273,093

DILUTION

Our net tangible book value (deficit) as of September 30, 2012, was approximately $(7,586,971), or $(0.64) per share of our common stock, based upon 11,804,748 shares of our common stock outstanding as of that date.  Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2012.

Dilution per share to new investors in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of _________ shares of our common stock in this offering at the public offering price of $_________ per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2012, would have been approximately $_________, or $_________ per share. This amount represents an immediate increase in net tangible book value of $_________ per share to existing stockholders and immediate dilution in net tangible book value of $_________ per share to new investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis (i) as of September 30, 2012, and (ii) on an as-adjusted basis to reflect the sale of _________ shares of our common stock in this offering at a public offering price of $_________ per shares less underwriting discounts and expenses discussed above:

	Actual	As-Adjusted
Public offering price per share	$
Net tangible book value per share as of September 30, 2012	$
Increase in net tangible book value per share attributable to this offering	$
Adjusted net tangible book value per share as of September 30, 2012 after giving effect to this offering	$
Dilution in net tangible book value per share to new investors	$

If the underwriters exercise in full their option to purchase _________ additional shares of common stock at the public offering price, the as adjusted net tangible book value after this offering would have been $_________ per share, representing an increase in net tangible book value of $_________ per share to existing stockholders and immediate dilution in net tangible book value of $_________ per share to new investors purchasing our common stock in this offering at the public offering price.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders. See “Risk Factors—Investors in this offering will experience immediate and substantial dilution” on page S-13.

PRICE RANGE OF SHARES OF COMMON STOCK AND DIVIDEND POLICY

Our shares of common stock are listed on the NASDAQ Capital Market under the symbol “YOD.” The following table sets forth, for the fiscal quarters indicated, the reported high and low sales prices per share of our shares of common stock as reported by the NASDAQ Capital Market.

Three Months Ended
	Dec. 31 2012*	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sep. 30, 2010	Jun. 30, 2010	Mar. 31, 2010
High	$3.86	$5.05	$5.50	$7.265	$5.25	$9.00	$9.00	$6.75	$5.625	$8.25	$12.00	$15.00
Low	$3.24	$3.50	$4.60	$4.275	$3.75	$3.75	$3.75	$3.75	$2.25	$3.75	$5.25	$6.00
* through November 13, 2012

On November 13, 2012, the last reported sale price of our common stock on The NASDAQ Capital Market was $3.45 per share.

As of November 13, 2012, the number of record holders of our shares of common stock was 351.

To date, we have never declared a dividend and our board of directors does not have any plans to do so in the future. In addition, our line of credit restricts our ability to pay dividends. Accordingly, our shareholders may not realize a return on their investment unless the trading price of our common stock appreciates.

UNDERWRITING (CONFLICT OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement, we have agreed to sell to the underwriters named below, for whom Chardan Capital Markets, LLC (“Chardan”), is acting as representative, and the underwriters have agreed to purchase from us, the number of  shares of our common stock set forth opposite their names below:

Underwriters	Number of Shares of Common Stock
Chardan Capital Markets, LLC
National Securities Corporation
Maxim Group LLC
Total

The underwriting agreement provides that the obligation of the underwriters to purchase the shares offered hereby is subject to certain conditions and that the underwriters are obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriters sell more shares than the above number, the underwriters have an option for 30 days to buy up to an aggregate of _______ additional shares from us at the public offering price less the underwriting commissions and discounts to cover these sales.

The underwriters propose to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus supplement. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times. In connection with the sale of the shares of common stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions and discounts.

Commission and Expenses

The underwriters has advised us that they propose to offer the shares of common stock to the public at the initial public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $_________ per share of common stock. After this offering, the initial public offering price and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The per share of common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by the underwriters and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which it exercises discretionary authority.

We have agreed to pay to the underwriters a fee equal to 8% of the aggregate sales price of the shares of our common stock sold in this offering, which fee is to be paid by means of a discount from the offering price to purchases in the offering. In addition, we have agreed to reimburse the underwriter for all of its agreed-upon, actual and out-of-pocket expenses, including but not limited to reasonable and documented travel, legal fees and other expenses (up to a maximum of $90,000 for all legal fees), incurred in connection with the offering, whether or not the offering is completed, subject to presentation of appropriate documentation evidencing such out-of-pocket expenses. In the event that our agreement with the underwriter is terminated prior to the consummation of this offering, the underwriter will only be entitled to the reimbursement of out-of-pocket expenses. We estimate that expenses payable by us in connection with this offering of our common stock, other than the underwriting discounts and commissions referred to above, will be approximately $_________.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the overallotment option to purchase additional shares of common stock we have granted to the underwriters):

	Per Share		Total
	Without Overallotment Option	With Overallotment Option	Without Overallotment Option	With Overallotment Option
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Ups/Restrictions on Future Sales

We have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock, without the prior written consent of Chardan, for a period of 90 days, following the date of the underwriting agreement, subject to an 18-day extension under certain circumstances.

In addition, each of our directors and executive officers has entered into a lock-up agreement with Chardan. Under the lock-up agreements, the directors and executive officers have agreed not to offer, sell, contract to sell or otherwise issue any shares of our common stock or securities exchangeable or convertible into common stock, without the prior written consent of Chardan, for a period of 90 days, following the date of the underwriting agreement subject to an 18-day extension under certain circumstances.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ website or our website and any information contained in any other website maintained by the underwriters or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of common stock offered hereby is completed, SEC rules may limit the underwriters from bidding for and purchasing our shares of common stock.

In connection with the offering the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●
Overallotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any covered short position by either exercising its overallotment option and/or purchasing shares in the open market.

●
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the overallotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the overallotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriters and/or their respective affiliates have provided, or may in the future provide, various investment banking or other financial services for us for which services such person has received or, may in the future receive, customary fees. Chardan, an underwriter of this offering, acted as agent for a private placement of our securities that was closed on August 30, 2012, and received 80,813 shares of the Company’s common stock and warrants to purchase 80,813 shares of common stock, as compensation in lieu of any cash payment for acting as placement agent. Chardan has executed a lock-up agreement pursuant to which it has agreed that for a period of 180 days, from the date of the commencement of sales of this offering that it will not, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or warrants received by Chardan as compensation for acting as placement agent in the private placement.

Conflict of Interest

Our Chief Financial Officer and President, Marc Urbach, who  beneficially owns approximately 4.1% of our common stock before this offering is the brother of Steven Urbach, the Co-Founder and Chardan.  Accordingly, Marc Urbach may be deemed to have an affiliation/association with Chardan, a member of FINRA, under Rule 5110(b)(6)(A)(iii) of the Conduct Rules of FINRA. In addition, a “conflict of interest” may be deemed to exist  under Rule 5121(f)(5)(B) of the Conduct Rules of FINRA due to the family relationship between Marc Urbach and Steven Urbach, and therefore, this offering will be made in compliance with the applicable provisions of Rule 5121 of the Conduct Rules of FINRA, which requires that a “qualified independent underwriter” as defined in Rule 5121(f)(12) of the Code of Conduct Rules of FINRA, participate in the preparation of the registration statement and prospectus and exercise its usual standards of due diligence in respect thereto.  National Securities Corporation is assuming the responsibilities of acting as the qualified independent underwriter in this offering and is undertaking the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, as amended, specifically including those inherent in Section 11 thereunder.  To comply with FINRA Rule 5121, Chardan will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.  National Securities Corporation will not receive any additional fees for serving as qualified independent underwriter.  We have agreed to indemnify National Securities Corporation against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Lewis and Roca LLP, Las Vegas, Nevada.  Certain other legal matters will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Washington, D.C.  Certain legal matters in connection with this offering will be passed upon for the underwriters by Loeb & Loeb LLP, New York, NY. Legal matters as to PRC law will be passed upon for the Underwriters by Grandall Law Firm.  Legal matters as to PRC law will be passed upon for us by TransAsia Lawyers.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010 incorporated in this prospectus by reference have been audited by UHY LLP, an independent registered public accounting firm, and are incorporated in reliance upon their report dated March 30, 2012, given upon such firm’s authority as experts in auditing and accounting. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed with the SEC a registration statement on Form S-3, including exhibits, in connection with the common stock to be sold in this offering. This prospectus is part of the registration statement and does not contain all the information included in the registration statement. For further information about us and the common stock to be sold in this offering, please refer to the registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to “incorporate by reference” into this prospectus certain information that we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.

We incorporate by reference the following documents that we previously filed with the SEC pursuant to the Exchange Act:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed March 30, 2012;
●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012;
●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed on August 14, 2012;
●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, filed on November 14, 2012;
●
The description of our common stock, $0.001 par value per share, contained in our Registration Statement on Form 8-A, filed on May 29, 2012, pursuant to Section 12(b) of the Exchange Act, as amended; and

●	Our Current Reports on Form 8-K, as follows:

Form	Filed On
8-K	May 21, 2012
8-K	June 4, 2012
8-K	August 31, 2012
8-K	October 23, 2012

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, provided, however, that the Registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions. Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated on deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus may be obtained from us without charge and will be provided to each person, including any beneficial owner, to whom a prospectus is delivered. You may obtain a copy of the documents at no cost by submitting an oral or written request to the Company at 27 Union Square West, Suite 502, New York, New York 10003 or by calling the Company at (212) 206-1216. Additional information about us is available at our web site located at http://www.yod.com. Such additional information contained in our web site is not a part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered in this offering.  This prospectus does not contain all of the information set forth in the registration statement.  For further information with respect to us and the securities offered in this offering, we refer you to the registration statement and to the attached exhibits.  With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Subject to completion, dated September 10, 2012

$50,000,000

YOU ON DEMAND HOLDINGS, INC.

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer, issue and sell from time to time our common stock, preferred stock, debt securities, warrants or units up to $50,000,000 or its equivalent in any other currency, currency units, or composite currency or currencies in one or more issuances. We may offer and sell the securities separately, together or as units, in separate classes or series, in amounts, at prices and on terms to be determined at the time of sale. This prospectus provides a general description of offerings of these securities that we may undertake.

Each time we sell our securities pursuant to this prospectus, we will provide the specific terms of such offering in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” and “Information Incorporated by Reference,” before you make your investment decision.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement. The information contained or incorporated in this prospectus or in any prospectus supplement is accurate only as of the date of this prospectus, or such prospectus supplement, as applicable, regardless of the time of delivery of this prospectus or any sale of our securities.

Our common stock is listed on the NASDAQ Capital Market under the symbol “YOD”. On August 30, 2012, the last reported per share sale price of our common stock was $3.8808.

The aggregate market value of our outstanding common stock held by non-affiliates is $35,311,993 based on 11,441,866 shares of outstanding common stock, of which 2,342,713 are held by non-affiliates, and a per share price of $3.8808 based on the closing sale price of our common stock on August 30, 2012. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers.  The prospectus supplement for each offering of securities will describe the plan of distribution for that offering.  For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

See the “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement for certain risks that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2012

ABOUT THIS PROSPECTUS	1

USE OF TERMS	1

YOU ON DEMAND HOLDINGS, INC.	1

RISK FACTORS	2

FORWARD-LOOKING STATEMENTS	2

USE OF PROCEEDS	3

RATIOS OF EARNINGS TO FIXED CHARGES	3

DESCRIPTION OF CAPITAL STOCK	3

DESCRIPTION OF WARRANTS	7

DESCRIPTION OF DEBT SECURITIES	9

DESCRIPTION OF UNITS	16

PLAN OF DISTRIBUTION	17

LEGAL MATTERS	18

EXPERTS	18

WHERE YOU CAN FIND ADDITIONAL INFORMATION	18

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	19

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell our securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000. Each time we offer our securities, we will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

USE OF TERMS

Except as otherwise indicated by the context, all references in this prospectus to (i) “YOU On Demand,” “we,” “us,” “our,” “our Company,” or “the Company” are to YOU On Demand Holdings, Inc., a Nevada corporation, and its consolidated subsidiaries; (ii) “Securities Act” are to the Securities Act of 1933, as amended; and (iii) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

YOU ON DEMAND HOLDINGS, INC.

Our Business

We operate in the Chinese media segment, through our Chinese subsidiaries and variable interest entities, or VIEs, (1) a business which provides integrated value-added service solutions for the delivery of pay-per-view, or PPV, video on demand, VOD, and enhanced premium content for cable providers, (2) a cable broadband business based in the Jinan region of China and (3) a television program guide, newspaper and magazine publishing business based in the Shandong region of China.

Through our VIE, Sinotop, and it’s 80% owned operating joint venture Zhong Hai Video, we provide integrated value-added service solutions for the delivery of PPV, VOD, and enhanced premium content for cable providers.  Zhong Hai Video's revenue will be derived primarily from a VOD model, consisting of a fee to view movies, popular titles and live events.

Through our VIE, Jinan Broadband, we provide cable and wireless broadband services, principally internet services, Internet Protocol Point wholesale services, related network equipment rental and sales, and fiber network construction and maintenance.  Jinan Broadband’s revenue consists primarily of sales to our PRC-based internet consumers, cable modem consumers, business customers and other internet and cable services.

Through our VIE Shandong Media, we operate our publishing business, which includes the distribution of periodicals, the publication of advertising, the organization of public relations events, the provision of information related services, copyright transactions, the production of audio and video products, and the provision of audio value added communication services. Shandong Media's revenue consists primarily of sales of publications and advertising revenues.

Our Corporate History

YOU On Demand Holdings, Inc., our parent holding company, was formed in the State of Nevada on October 22, 2004, pursuant to a reorganization of a California entity formed in 1988.   Prior to January 2007, we were a blank check shell company.

On January 23, 2007, we acquired CB Cayman, which at the time was a party to the cooperation agreement with our PRC-based wholly-foreign-owned-entity, or WFOE, in a reverse acquisition transaction.

All of our business operations are conducted through our Chinese subsidiaries and VIEs.

Office Location

The address of our principal executive office is 27 Union Square West, Suite 502, New York, New York 10003 and our telephone number is (212) 206-1216.  We maintain a website at www.yod.com that contains information about our Company, though no information contained on our website is part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K filed on March 30, 2012, and in any applicable prospectus supplement and our other filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement.  Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act. These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product and service development, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products and services, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	acquisitions;
•	working capital;
•	capital expenditures;
•	repayment of debt;
•	research and development expenditures; and
•	investments.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital.  Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of consolidated earnings to fixed charges for the periods indicated:

	Six Months Ended June 30,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges and preferred stock dividends:	-76.83	-64.40	-3.91	-10.47	-6.05	-114.28

The ratio of earnings to fixed charges is computed by dividing (i) income (loss) before income taxes, discontinued operations and the cumulative effect of accounting changes less equity in the income (loss) of investments plus fixed charges less the preference securities dividend requirement of consolidated subsidiaries by (ii) fixed charges. Fixed charges include, as applicable, interest expense, amortization of debt issuance costs, the estimated interest component of rent expense (calculated as one-third of net rent expense) and the preference securities dividend requirement of consolidated subsidiaries.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 1,500,000,000 shares of common stock, par value $0.001 per share.  Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Our bylaws provide that elections for directors shall be by a plurality of votes.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.  Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments.  In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

On February 9, 2012, we filed a Certificate of Amendment to our Articles of Incorporation with the Nevada Secretary of State to effect a 1-for-75 reverse split of our outstanding common stock.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.  Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.  Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

Series A Preferred Stock

On July 30, 2010, we filed a Certificate of Designation with the Secretary of State of Nevada establishing a new series of our preferred stock designated as “Series A Preferred Stock.” A summary of the Certificate of Designation is set forth below:

Ranking. With respect to rights upon liquidation, winding-up or dissolution, the Series A Preferred Stock ranks senior to our common stock and pari passu with any other series of our preferred stock established by our board of directors.

Voting. The holders of the Series A Preferred Stock are entitled to ten (10) votes for each one (1) share of common stock that is issuable upon conversion of a share of Series A Preferred Stock.  Except as required by law, all shares of Series A Preferred Stock and all shares of common stock shall vote together as a single class.

Conversion. Each share of Series A Preferred Stock is convertible, at any time at the option of the holder, into 0.13333 fully paid and nonassessable shares of common stock, subject to adjustment as provided in the Certificate of Designation following the Company’s February 9, 2012 reverse stock split.

Dividends. The Series A Preferred Stock is only entitled to receive dividends when and if declared by our board of directors.

Liquidation. Upon the occurrence of a liquidation event, the holders of the Series A Preferred Stock then outstanding will be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $0.50 per share, as may be adjusted from time to time, plus all accrued, but unpaid dividends, before any payment shall be made or any assets distributed to the holders of common stock or any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments upon a liquidation event.  For purposes of the Certificate of Designation, a “liquidation event” means any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and upon the election of the holders of a majority of the then outstanding Series A Preferred Stock shall be deemed to be occasioned by, or to include, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, or other transaction in which control of the Company is transferred, but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company) unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity or (ii) a sale of all or substantially all of the assets of the Company.

As of August 30, 2012, there were 7,000,000 shares of Series A Preferred Stock issued and outstanding.

Series B Preferred Stock

On July 30, 2010, we filed a Certificate of Designation with the Secretary of State of Nevada establishing a new series of our preferred stock designated as “Series B Preferred Stock.” A summary of the Certificate of Designation is set forth below:

Ranking. With respect to rights upon liquidation, winding-up or dissolution, the Series B Preferred Stock ranks senior to our common stock and pari passu with any other series of our preferred stock established by our board of directors.

Voting. Except as with respect to amendments to the Certificate of Designation or for any other matters brought before the holders of Series B Preferred Stock for a vote of the holders of Series B Preferred Stock as a separate class, the holders of Series B Preferred Stock are not entitled to vote on matters submitted to a vote of the stockholders of the Company.

Conversion. Each share of Series B Preferred Stock is convertible, at any time at the option of the holder, into 0.13333 fully paid and nonassessable shares of common stock, subject to adjustment as provided in the Certificate of Designation following the Company’s February 9, 2012 reverse stock split.

Dividends. The Series B Preferred Stock is only entitled to receive dividends when and if declared by our board of directors.

Liquidation. Upon the occurrence of a liquidation event, the holders of the Series B Preferred Stock then outstanding will be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $0.50 per share, as may be adjusted from time to time, plus all accrued, but unpaid dividends, before any payment shall be made or any assets distributed to the holders of common stock or any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series B Preferred Stock in respect of the right to participate in distributions or payments upon a liquidation event.  For purposes of the Certificate of Designation, a “liquidation event” means any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and upon the election of the holders of a majority of the then outstanding Series B Preferred Stock shall be deemed to be occasioned by, or to include, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, or other transaction in which control of the Company is transferred, but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company) unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity or (ii) a sale of all or substantially all of the assets of the Company.

As of August 30, 2012, there were 7,866,800 shares of Series B Preferred Stock issued and outstanding.

Series C Preferred Stock

On August 30, 2012, we filed a Certificate of Designation with the Secretary of State of Nevada establishing a new series of our preferred stock designated as “Series C Preferred Stock.” A summary of the Certificate of Designation is set forth below:

Ranking. With respect to rights upon liquidation, winding-up or dissolution, the Series C Preferred Stock ranks senior to our common stock and pari passu with any other series of our preferred stock established by our board of directors.

Voting. Except as with respect to amendments to the Certificate of Designation or for any other matters brought before the holders of Series C Preferred Stock for a vote of the holders of Series C Preferred Stock as a separate class, the holders of Series C Preferred Stock are not entitled to vote on matters submitted to a vote of the stockholders of the Company.

Conversion. Each share of Series C Preferred Stock is convertible, at any time at the option of the holder, into such number of shares of common stock equal to the product of (i) the number of shares of Series C Preferred Stock to be converted, multiplied by (ii) $4.00 divided by (iii) the Conversion Price, which is equal to the lesser of (x) $4.00 and (y) the price per share paid by investors in the next underwritten public offering (a “Subsequent Public Financing”) of the Company’s common stock or preferred stock following the date of issuance of the Series C Preferred Stock; provided, however, that the Conversion Price shall not, in any event, be less than $2.50.  Notwithstanding the foregoing, the Conversion Price shall equal $4.00, and there shall be no adjustment to the Conversion Price resulting from the price per share paid by investors in a Subsequent Public Financing, until the provisions of the Certificate of Designation of Series C Preferred Stock regarding the adjustment to the Conversion Price are approved by shareholders holding a majority of the outstanding voting securities of the Company.  As of August 30, 2012, no such shareholder approval has been obtained.

Dividends. The Series C Preferred Stock is only entitled to receive dividends when and if declared by our board of directors.

Liquidation. Upon the occurrence of a liquidation event, the holders of the Series C Preferred Stock then outstanding will be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $0.50 per share, as may be adjusted from time to time, plus all accrued, but unpaid dividends, before any payment shall be made or any assets distributed to the holders of common stock or any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series C Preferred Stock in respect of the right to participate in distributions or payments upon a liquidation event.  For purposes of the Certificate of Designation, a “liquidation event” means any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and upon the election of the holders of a majority of the then outstanding Series C Preferred Stock shall be deemed to be occasioned by, or to include, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, or other transaction in which control of the Company is transferred, but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company) unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity or (ii) a sale of all or substantially all of the assets of the Company.

As of August 30, 2012, there were 250,000 shares of Series C Preferred Stock issued and outstanding.

Anti-takeover Effects of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our bylaws and articles of incorporation, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

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the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders, or

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if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our Articles of Incorporation state that we have elected not to be governed by the “business combination” provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada.  The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting.  The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Transfer Agent and Registrar

Our independent stock transfer agent is Transfer Online, Inc., 512 SE Salmon Street, Portland, OR 97214.  Their telephone number is (503) 227-2950.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or traded separate and apart from these securities. Each series of warrants will be issued under a warrant agreement all as set forth in the prospectus supplement. A copy of the form of warrant agreement, including any form of warrant certificates representing the warrants, reflecting the provisions to be included in the warrant agreements and/or warrant certificates that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit to a Form 8-K to be incorporated into the registration statement of which this prospectus constitutes a part prior to the issuance of any warrants.

The applicable prospectus supplement or term sheet will describe the terms of the warrants offered thereby, any warrant agreement relating to such warrants and the warrant certificates, including but not limited to the following:

•	the offering price or prices;

•	the aggregate amount of securities that may be purchased upon exercise of such warrants and minimum number of warrants that are exercisable;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the number of securities, if any, with which such warrants are being offered and the number of such warrants being offered with each security;

•	the date on and after which such warrants and the related securities, if any, will be transferable separately;

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the amount of securities purchasable upon exercise of each warrant and the price at which the securities may be purchased upon such exercise, and events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

•	any material risk factors, if any, relating to such warrants;

•	the identity of any warrant agent; and

•	any other terms of such warrants (which shall not be inconsistent with the provisions of the warrant agreement).

Each warrant will entitle the holder to purchase a principal amount of common stock, preferred stock and/or debt securities at an exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to those warrants.  Warrants may be exercised at the times set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the Company or its warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of common stock, shares of preferred stock, or depositary shares purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised properly completed, duly executed and properly delivered as indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of common stock, shares of preferred stock, or depositary shares purchasable upon such exercise. If fewer than all of the warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, if any, on the securities purchasable upon such exercise, statutory appraisal rights or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that material U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities that we may issue. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of senior debt, senior subordinated debt or subordinated debt. We refer to the subordinated debt securities and the senior subordinated debt securities together as the subordinated securities. The debt securities that we may offer will be issued under an indenture between us and an entity, identified in the applicable prospectus supplement, as trustee. Debt securities, whether senior, senior subordinated or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part.

As you read this section, please remember that for each series of debt securities, the specific terms of your debt security as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in the summary below.  The statement we make in this section may not apply to your debt security.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. We may, without the consent of the holders of any series, increase the principal amount of securities in that series in the future, on the same terms and conditions and with the same CUSIP numbers as that series. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount”, or OID, for U.S. federal income tax purposes because of interest payment and other characteristics. Material U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title and authorized denominations of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	whether such debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

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the place or places where and the manner in which principal, premium or interest, if any, will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, under which any debt securities will rank junior to any of our other debt;

•	whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

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if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	the provisions, if any, relating to any collateral provided for the debt securities;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

•	the nature and terms of any security for any secured debt securities; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will present material U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Senior Debt Securities

Payment of the principal of, premium and interest, if any, on senior debt securities will rank on a parity with all of our other secured/unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on senior subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities and any credit facility. We will state in the applicable prospectus supplement relating to any senior subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the senior subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, including our senior debt securities and senior subordinated debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities, including, for example, shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (1) we will be the continuing corporation or (2) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The term “Event of Default,” when used in the indenture, unless otherwise indicated, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization relating to us; or

•	any other Event of Default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default with respect to any series of senior debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of senior debt securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of senior debt securities of equal ranking (or, if any of such senior debt securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of such equal ranking and not the holders of the debt securities of any one of such series of senior debt securities.

If an Event of Default with respect to any series of subordinated securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of subordinated securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of subordinated securities of equal ranking (or, if any of such subordinated securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of equal ranking and not the holders of the debt securities of any one of such series of subordinated securities.
The holders of not less than a majority in aggregate principal amount of the debt securities of all affected series of equal ranking may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of us occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of not less than a majority in principal amount of the outstanding debt securities of the affected series of equal ranking have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series of equal ranking.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and may be represented by one or more fully registered global securities or in unregistered form with or without coupons. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for registered debt securities:

•
ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•
upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities represented by a registered global security will designate the accounts to be credited; and

•
ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of us, the trustee or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within sixty (60) days. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium and interest, if any, on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

•
we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium and interest, if any, on all outstanding debt securities of the series;

•
we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium and interest, if any, payments on the series of debt securities; and

•
in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium and interest, if any, on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on such date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities and provide the terms and conditions for the release or substitution of the security;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	add any additional events of default;

•	cure any ambiguity or correct any inconsistency or defect in the indenture;

•
add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	establish the forms or terms of debt securities of any series;

•	eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

•
evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee; and

•
make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of Subordinated Securities of equal ranking, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption or impair or affect any right of redemption at the option of the holder of the debt security;

•	change the currency in which the principal, premium or interest, if any, is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	alter provisions of the relevant indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any and all affected series of equal ranking, by notice to the relevant trustee, may on behalf of the holders of the debt securities of any and all such series of equal ranking waive any default and its consequences under the indenture except:

•	a continuing default in the payment of interest on, premium, if any, or principal of, any such debt security held by a non-consenting holder; or

•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture.

Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium and interest, if any, on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any and all affected series of debt securities of equal ranking then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, provided that the direction:

•	would not conflict with any rule of law or with the relevant indenture;

•	would not be unduly prejudicial to the rights of another holder of the debt securities;

•	and would not involve any trustee in personal liability.

The indenture provides that in case an Event of Default shall occur, not be cured and be known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director of ours or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any additional terms of the governing unit agreement.

The applicable prospectus supplement will describe the terms of any units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any such methods of sale.

We may also sell and distribute the securities offered by this prospectus from time to time in one or more transactions, including in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.  We may sell our securities through a rights offering, forward contracts or similar arrangements.

The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock, which are listed on the Nasdaq Capital Market. Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq Capital Market, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Lewis and Roca LLP, Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010 incorporated in this prospectus by reference have been audited by UHY LLP, an independent registered public accounting firm, and are incorporated in reliance upon their report dated March 30, 2012, given upon such firm’s authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered in this offering.  This prospectus does not contain all of the information set forth in the registration statement.  For further information with respect to us and the securities offered in this offering, we refer you to the registration statement and to the attached exhibits.  With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and will modify and supersede the information included in this prospectus to the extent that the information included as incorporated by reference modifies or supersedes the existing information. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the initial filing date of the registration statement of which this prospectus is a part and before the termination of any offering of securities offered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed March 30, 2012;
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012;
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed on August 14, 2012;
•
The description of our common stock, $0.001 par value per share, contained in our Registration Statement on Form 8-A, filed on May 29, 2012, pursuant to Section 12(b) of the Exchange Act, as amended; and

•	Our Current Reports on Form 8-K, as follows:

Form	Filed On
8-K	May 21, 2012
8-K	June 4, 2012
8-K	August 31, 2012

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus and any or all of the information that has been incorporated by reference in this prospectus at no cost by writing or calling us at our mailing address and telephone number:  YOU On Demand Holdings, Inc., 27 Union Square West, Suite 502, New York, New York 10003; telephone number: (212) 206-1216. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

You may read and copy all materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, all reports and documents that we have filed with the SEC can be obtained from the SEC’s Internet Site at http://www.sec.gov, or by visiting our website at www.yod.com.

 _________ Shares
YOU On Demand Holdings, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

_________, 2012

Chardan Capital Markets, LLC

National Securities Corporation

Maxim Group LLC